Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: (937) 224-5940

DPL REPORTS FIRST QUARTER EARNINGS

DAYTON, Ohio, May 4, 2005 – DPL Inc. (NYSE: DPL) today reported basic 2005 first quarter earnings per share of $0.61 versus $0.41 in the first quarter of 2004.  The $0.20 per share increase was primarily related to the net gain on the sale of 40 of the Company’s 46 private equity funds.  DPL’s reported basic earnings per share from continuing operations was $0.30 per share for the first quarter of 2005 compared to $0.32 per share for the first quarter of 2004.

“Despite upward cost pressures due to industry-wide rising coal costs, we were able to deliver solid first quarter results,” said James Mahoney, DPL President and Chief Executive Officer.  “In addition, we are pleased with the progress we made on the sale of our private equity investments.”

First Quarter Financial Results

Total revenues of $307.1 million exceeded the prior period by $4.7 million primarily resulting from an increase in market rates and ancillary revenues associated with participation in PJM, a regional transmission organization.  This increase in revenue was partially offset by lower electric retail and wholesale sales volume as reflected by the fact that heating degree-days were down 2% for the first quarter of 2005 compared to the same period in 2004.

Net electric margin (electric revenues less fuel and purchased power costs) of $197.2 million in the first quarter of 2005 decreased by $11.0 million from $208.2 million in the first quarter of 2004.  As a percentage of total electric revenues, net electric margin decreased from 69.4% to 64.8%.  This decline is primarily the result of increased fuel costs, partially offset by a moderate increase in electric revenues.

Fuel costs increased by $14.9 million or 23% in the three months ended March 31, 2005 compared to the same period in 2004 driven mostly by higher average costs for coal and emission allowances.

Purchased power costs increased by $0.8 million or 3% in the first quarter 2005 compared to the same period in 2004 largely as a result of charges of $13.4 million associated with moving power across PJM and $1.8 million related to higher average market prices.  These increases were partially offset by $14.4 million related to lower purchased power volume.  The regional transmission organization related costs were not components in DPL’s 2004 first quarter results.

Operation and maintenance expense increased $3.3 million or 7% for the three months ended March 31, 2005 compared to the same period in 2004 in large part due to $1.8 million of PJM administrative fees incurred in the first quarter of 2005 but not in the comparable period for 2004.

Interest expense decreased $5.4 million or 12% in the first quarter of 2005 compared to the first quarter of 2004 primarily reflecting the reduction of $335 million in debt occurring in the second quarter of 2004.

Other income for the first quarter ended March 31, 2005 increased $7.4 million compared to other income of $4.2 million for the first quarter ended March 31, 2004, including an additional $6.8 million realized from the sale of pollution control emission allowances.  ($12.3 million gain in 2005 versus $5.5 million gain in 2004.)

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $949.5 million at March 31, 2005, compared to $614.8 million at March 31, 2004.  This increase was primarily attributed to distributions and net proceeds received from the sale of the private equity funds of $747 million.  The Company generated net cash from operating activities of $59.8 million and $23.7 million for the first quarter of 2005 and 2004 respectively.

Capital additions are expected to approximate $195 million in 2005.  DPL expects to finance its capital additions in 2005 with internally generated funds.

Private Equity Investments

During the first quarter of 2005, DPL, through its subsidiaries MVE and MVIC, completed the sale of 40 of 46 private equity funds resulting in a $28.8 million pre-tax gain ($33.0 million less $4.2 million professional fees) from discontinued operations and provided approximately $747 million in net proceeds, including approximately $56 million in net distributions from funds while held for sale.  As part of this pre-tax gain, DPL realized $30 million that was previously recorded as an unrealized gain as part of other comprehensive income.

During April 2005, three of the remaining funds were sold, resulting in an estimated pre-tax gain of $11 million and net proceeds of approximately $28 million that will be recorded in the second quarter of 2005.  The remaining private equity funds are expected to be sold or transferred pursuant to the agreement during 2005 and are estimated to result in approximately $95 million in additional net proceeds.

As previously announced, DPL plans to target approximately $400 to $500 million of the private equity sales proceeds for debt reduction.  Coupled with the $335 million of debt reduced in 2004, this additional debt reduction will allow DPL to have reduced debt by approximately $800 million over a roughly two year period.

Additionally, with the proceeds generated by the private equity sales, the Company is looking at opportunities to invest in the core utility business that will assure regulatory recovery and produce an acceptable rate of return.  DPL also intends to use some of the sale proceeds to repurchase DPL common shares.  The exact timing and amounts will be impacted by future business conditions and cash flow forecasts.

Future Outlook

DPL currently expects fuel costs in 2005 to be 15% higher than in 2004.  Previously, the Company expected fuel cost increases of 10%.  The additional fuel increases are attributable to higher emission and coal costs.  The impact of the higher fuel costs is anticipated to be largely offset by the sale of emission allowances.  Accordingly, the Company expressed comfort with its earnings guidance of $0.95 to $1.05 earnings per share from continuing operations.

Conference Call/Webcast

DPL will conduct a webcast conference call with financial analysts Wednesday, May 4, 2005, at 9:00 a.m. Eastern Time to discuss first quarter 2005 results.  Interested parties, including investors and the media, can access the webcast conference call real-time on DPL’s website at www.dplinc.com in the Company’s investor relations section.  Please go to the website at least fifteen minutes prior to the start of the event to register, download and install any necessary audio software to listen to the webcast.  For those who are unable to listen to the live webcast, it will be archived on the DPL Inc. website.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and

1,600 megawatts are natural gas fired peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control.  Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

DPL Inc.

FINANCIAL DATA

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$0.30	$0.32
—From Discontinued Operations	$0.31	$0.09
Total	$0.61	$0.41

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.28	$0.32
—From Discontinued Operations	$0.30	$0.09
Total	$0.58	$0.41

Earnings
—From Continuing Operations	$36.1	$38.9
—From Discontinued Operations	$37.6	$10.8
Total	$73.7	$49.7

Average Number of Common Stocks Outstanding:
Basic	120.4	120.0
Diluted	127.8	121.3

DPL Inc.

CONSOLIDATED STATEMENT OF RESULTS OF OPERATIONS

	Three Months Ended March 31,
$ in millions except per share amounts	2005	2004
	(unaudited)
Revenues
Electric revenues	$304.5	$299.8
Other revenues, net of fuel costs	2.6	2.6
Total revenues	307.1	302.4

Operating Expenses
Fuel	78.5	63.6
Purchased power	28.8	28.0
Operation and maintenance	53.7	50.4
Depreciation and amortization	35.9	34.0
General taxes	27.8	27.4
Amortization of regulatory assets, net	0.5	0.1

Total operating expenses	225.2	203.5

Operating Income	81.9	98.9

Investment income	5.9	4.3
Other income	11.6	4.2

Income Before Interest Charges	99.4	107.4

Interest expense	39.1	44.5

Income From Continuing Operations Before Income Tax	60.3	62.9

Income tax expense	24.2	24.0

Income From Continuing Operations	36.1	38.9

Discontinued Operations
Income from discontinued operations	35.0	18.0
Gain on disposal of discontinued operations	28.8	—
Income tax expense	26.2	7.2

Income from discontinued operations	37.6	10.8

Net Income	$73.7	$49.7

Average Number of Common Shares Outstanding (millions)
Basic	120.4	120.0
Diluted	127.8	121.3

Earnings Per Share of Common Stock
Basic:
Income from continuing operations	$0.30	$0.32
Income from discontinued operations	0.31	0.09
Total Basic	$0.61	$0.41

Diluted:
Income from continuing operations	$0.28	$0.32
Income from discontinued operations	0.30	0.09
Total Diluted	$0.58	$0.41

Dividends Paid Per Share of Common Stock	$0.240	$0.240

Book Value Per Share	$8.82	$7.89

DPL Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended
	March 31,
$ in millions	2005	2004
	(unaudited)

Operating Activities:
Net income	$73.7	$49.7
Less: Income from discontinued operations	(37.6)	(10.8)
Income from continuing operations	36.1	38.9

Adjustments:
Depreciation and amortization	35.9	34.0
Amortization of regulatory assets, net	0.5	0.1
Deferred income taxes	12.8	40.3
Captive insurance provision	1.3	1.2
Gain on sale of other investments	(4.2)	(3.4)
Changes in working capital	(25.7)	(69.6)
Deferred compensation assets	3.5	8.8
Deferred compensation obligations	0.7	(6.7)
Other	(1.1)	(19.9)
Net Cash Provided by Operating Activities	59.8	23.7

Investing Activities:
Capital expenditures	(43.0)	(26.7)
Purchases of fixed income and equity securities	(7.1)	(15.7)
Sales of other fixed income and equity securities	25.1	110.5
Net Cash Provided by / (Used for) Investing Activities	(25.0)	68.1

Financing Activities:
Issuance of long-term debt, net of issue costs	—	174.7
Dividends paid on common stock	(28.5)	(28.7)
Retirement of long-term debt	(6.0)	(5.0)
Retirement of preferred securities	(0.1)	—
Net Cash Provided by / (Used for) Financing Activities	(34.6)	141.0

Cash and Cash Investments:
Cash flow from continuing operations	0.2	232.8
Cash flow from discontinued operations	747.2	44.4
Balance at beginning of period	202.1	337.6

Balance at end of period	$949.5	$614.8

Cash Paid During the Period for:
Interest	$54.2	$50.7
Income taxes	$6.7	$40.7

DPL Inc.

CONSOLIDATED BALANCE SHEET

	At	At
	March 31,	December 31,
$ in millions	2005	2004
	(unaudited)

Assets
Property
Property, plant and equipment	$4,526.9	$4,495.0
Less: Accumulated depreciation and amortization	(1,995.6)	(1,964.9)
Net property	2,531.3	2,530.1

Current assets
Cash and cash investments	949.5	202.1
Accounts receivable, less provision for uncollectible accounts of $1.0 and $1.1, respectively	165.2	175.7
Inventories, at average cost	80.2	72.1
Prepaid taxes	34.8	46.4
Financial assets, held for sale	89.8	—
Other	20.7	34.3
Total current assets	1,340.2	530.6

Other assets
Financial assets	94.2	913.2
Income taxes recoverable through future revenues	32.4	32.5
Other regulatory assets	50.9	41.5
Other	112.1	117.6
Total other assets	289.6	1,104.8

Total Assets	$4,161.1	$4,165.5

Capitalization and Liabilities

Capitalization
Common shareholders’ equity
Common stock	$1.3	$1.3
Other paid-in capital, net of treasury stock	16.2	15.8
Warrants	50.0	50.0
Common stock held by employee plans	(84.4)	(85.7)
Accumulated other comprehensive income	37.4	65.5
Earnings reinvested in the business	1,042.3	997.1
Total common shareholders’ equity	1,062.8	1,044.0

Preferred stock	22.9	23.0

Long-term debt
First mortgage bonds	572.8	572.8
Other long-term obligations	1,537.0	1,544.5
Total long-term debt	2,109.8	2,117.3
Total capitalization	3,195.5	3,184.3

Current Liabilities
Current portion - long-term debt	14.9	13.5
Accounts payable	109.0	113.4
Accrued taxes	107.6	137.2
Accrued interest	25.7	42.1
Other	32.9	20.7
Total current liabilities	290.1	326.9

Deferred Credits and Other
Deferred taxes	403.8	384.8
Unamortized investment tax credit	48.6	49.3
Insurance and claims costs	26.2	24.9
Other	196.9	195.3
Total deferred credits and other	675.5	654.3

Total Capitalization and Liabilities	$4,161.1	$4,165.5

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended
	March 31,
	2005	2004

Electric Sales (millions of kWh):
Residential	1,535	1,531
Commercial	885	904
Industrial	1,010	1,038
Other retail	331	333
Other miscellaneous revenues	—	—
Total retail	3,761	3,806

Wholesale	617	982

Total sales	4,378	4,788

Electric Revenues (thousands of dollars):
Residential	$125,932	$125,992
Commercial	63,610	63,846
Industrial	52,860	53,389
Other retail	18,755	18,817
Other miscellaneous revenues	2,750	3,868
Total retail	263,907	265,912

Wholesale	25,099	33,917

PJM ancillary revenues	15,501	—

Total	$304,507	$299,829

Other Statistics:
Average price per kWh - retail (cents)	6.94	6.89
Fuel cost per net kWh generated (cents)	1.85	1.49
Electric customers - end of period	511,180	507,659
Average kWh use per residential customer	3,378	3,389
Peak demand - maximum one-hour use (mw)	2,617	2,537

Degree Days
Heating	2,897	2,949
Cooling	—	—

Inquiries concerning this report should be directed to:

Arthur Meyer

Vice President

Telephone (937) 259-7208

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.